Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2019 Earnings Results

HOUSTON – March 4, 2020 – RigNet, Inc. (NASDAQ: RNET, the “Company”), the leading provider of ultra-secure, intelligent networking solutions and specialized applications, announced its results for the quarter and full year ended December 31, 2019.

•	Full year 2019 revenue of $242.9 million, net loss of $19.2 million or $0.97 per share
•	Fourth quarter 2019 revenue of $64.1 million, net loss of $0.5 million or $0.03 per share
•	Quarterly and full year results include a gain on the sale of certain non-core assets of $4.2 million or $0.21 per share
•	Increased revenue 1.7% to $242.9 million compared to the prior year and by 5.1% to $64.1 million compared to the prior quarter
•	Increased Adjusted EBITDA by 18.1% to $41.1 million compared to the prior year and by 8.3% to $11.9 million compared to the prior quarter
•	Increased Managed Communications Services (MCS) Sites served by 1.3% compared to the prior year quarter to 1,340
•	Increased quarterly Apps and IoT revenue 59.1% compared to the prior year quarter, 8.8% compared to prior quarter and increased full year Apps & IoT revenue by 37.5% compared to the prior year
•	Project backlog of $26.2 million

“RigNet delivered solid operating results in 2019, further validating the strategic plan that we are executing against,” said Steven Pickett, Chief Executive Officer and President.  “In 2019, Adjusted EBITDA increased compared to the prior year quarter every quarter, reaching $11.9 million in the fourth quarter. Customers are continuing to embrace our bundled software solutions because they align with their business digitization priorities, resulting in increased market share in a challenging offshore managed communications services environment.  In the fourth quarter, we achieved an important milestone in our Apps & IoT segment by eclipsing $10 million in revenue for the first time, a 59% increase over the fourth quarter 2018.  I am proud of the team’s performance across the world and am pleased with the confidence our customers are placing in RigNet as they more frequently select us to be a partner in their journey to implement their digitalization plans.”

Quarterly revenue was $64.1 million, an increase of $3.1 million, or 5.1%, compared to $61.0 million in the prior quarter, and an increase of $3.9 million, or 6.4%, compared to $60.2 million in the fourth quarter 2018. Compared to the prior quarter, Systems Integration (SI) grew by $5.1 million, or 52.5% due to progress on certain large projects and Apps & IoT revenue grew by $0.8 million, or 8.8% primarily due to increasing contributions from IntelieTM customers. These increases were partially offset by a decrease of $2.8 million, or 6.6%, in Managed Communications Services (MCS) revenue largely due to lower VSAT revenue coupled with lower equipment sales.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Compared to the fourth quarter 2018, Apps & IoT revenue grew by $3.7 million, or 59.1% primarily due to Intelie. SI revenue grew by $3.7 million, or 33.6% primarily due to progress on certain large projects. These increases were partially offset by a $3.6 million decrease in MCS revenue primarily due to the loss of drilling contractor Noble Corporation plc as a customer at the end of 2017.

Net loss attributable to common stockholders in the fourth quarter 2019 was $0.5 million, or $0.03 per fully diluted share, compared to net loss attributable to common stockholders of $0.5 million, or $0.02 per share, in the third quarter 2019 and net loss attributable to common stockholders of $49.7 million, or $2.62 per share, in the fourth quarter 2018 including the GX charge. Excluding the GX charge, fourth quarter 2018 quarterly net income was $0.9 million or $0.05 per share.

Revenue for full year 2019 increased $4.1 million, or 1.7%, to $242.9 million, compared to full year 2018 revenue of $238.9 million.  Year-over-year Apps & IoT revenue grew $9.7 million, or 37.5%, SI revenue grew by $1.1 million, or 2.7%. These increases were partially offset by a $6.7 million, or 3.9%, decrease in MCS revenue. Net loss attributable to common stockholders for the year ended December 31, 2019 was $19.2 million or $0.97 per share, compared to 2018 net loss attributable to common stockholders of $62.5 million or $3.34 per share, including the GX charge, or a net loss attributable to common of $11.8 million, or $0.63 per share, excluding the GX charge.

Fourth quarter and 2019 full year results include a gain on the sale of certain non-core assets of $4.2 million or $0.21 per share.  Excluding this gain, net loss attributable to common stockholders in the fourth quarter 2019 was $4.8 million, or $0.24 per share and net loss for full year 2019 attributable to common stockholders of $23.4 million, or $1.18 per share.

Adjusted EBITDA, a non-GAAP measure defined and reconciled to GAAP net loss (as described below), increased $0.9 million, or 8.3%, to $11.9 million compared to $11.0 million in the prior quarter and increased $1.4 million, or 13.1%, compared to $10.5 million in the fourth quarter 2018. Adjusted EBITDA increased $6.3 million, or 18.1%, to $41.1 million for the year ended December 31, 2019, compared to $34.8 million for the year ended December 31, 2018.

Capital expenditures for the three months and year ending December 31, 2019 totaled $8.0 million and $25.5 million, respectively, compared to $10.8 million and $30.5 million for the three months and year ending December 31, 2018, respectively. Capital expenditures were $5.9 million for the quarter ending September 30, 2019. As of December 31, 2019, accrued capital expenditures were $2.5 million compared to $2.1 million as of December 31, 2018 or a difference of $0.4 million. Additionally, in the three months ended December 31, 2019, the Company vendor-financed $2.8 million of equipment in the Managed Communication Services segment, which is included in short and long-term liabilities on the balance sheet. After accounting for the accrued capital expenditures and vendor financed equipment, capital expenditures on a cash basis were $5.6 million and $22.4 million, respectively, for the quarter and year ended December 31, 2019.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Credit Agreement Amendment and Extension

In the first quarter of 2020, RigNet refinanced its Credit Agreement with the existing bank group. The Credit Agreement 1) increases the Revolving Facility $15.0 million to $100.0 million and extends the maturity to August 31, 2022; 2) replaces outstanding Term Notes by transferring $14.5 million to the Revolving Facility and establishes a new $16.0 million Term Facility with maturity of March 31, 2022; 3) sets the allowable Consolidated Leverage Ratio at 3.25 times Consolidated EBITDA (both terms as defined in the Credit Facility) through third quarter 2020, thereafter stepping down to 3.00 times through second quarter 2021, thereafter stepping down to 2.75 times through the maturity date of the Revolving Facility; 4) maintains the attractive pricing grid currently enjoyed by the Company; and 5) establishes a $30.0 million accordion.

Contracting and Operational Update

During the fourth quarter of 2019, RigNet signed a multi-year agreement with BP to provide Intelie LIVE machine learning based analytics to BP’s Remote Collaboration Center, in order to improve the operational efficiency and productivity of BP’s onshore and offshore drilling operations. Furthermore, after winning a public bid, RigNet signed a multi-year agreement with Petrobras to provide fully Managed Communication services with O3B VSAT technology on six of their FPSO installations, which is in addition to the four FPSOs Petrobras awarded to RigNet in 2018.

MCS Site count in the fourth quarter 2019 grew by 1.3% to 1,340 from 1,323 in the fourth quarter 2018 driven primarily by increases in offshore production, and compares to 1,386 in the prior quarter, which is a decrease of 3.3% driven primarily by maritime sites in North America and other sites, which are predominately on land in North America.

Project backlog (using percentage of completion accounting) was $26.2 million and $45.5 million as of December 31, 2019 and 2018, respectively, and was $35.9 million as of September 30, 2019.

Additional Detail

In the quarter ended December 31, 2019, the Company recorded $4.3 million in net gain on the sale of property plant and equipment, and a net $1.2 million increase in fair value of earn-outs / contingent consideration consisting of a $1.6 million increase in the fair value of the Intelie earn-out partially offset by a $0.4 million decrease in the Cyphre contingent consideration. In the quarter ended September 30, 2019, the Company recorded $0.2 million in restructuring costs associated with consolidating three legacy facilities into our new Lafayette, Louisiana office and a credit of $0.4 million in GX dispute phase II costs. In the fourth quarter of 2018, the Company recorded a $50.6 million charge, net of approximately $0.2 million of prior accruals, for the GX dispute, $0.2 million of executive departure costs, and $0.2 million of acquisition costs, as well as a net $1.5 million increase in the fair value of earn-outs / contingent consideration which is composed of a $1.8 million increase in fair value related to Intelie partially offset by a $0.3 million decrease related to Cyphre. All items listed above are added back to net loss in our non-GAAP measure Adjusted EBITDA.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Earnings Call Information

An Earnings Call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 5, 2020, to discuss RigNet’s fourth quarter and full year 2019 results.  The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090.  Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section.  A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

About RigNet

RigNet (NASDAQ: RNET) delivers advanced software and communications infrastructure that allow our customers to realize the business benefits of digital transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IIoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net.  RigNet is a registered trademark of RigNet, Inc.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to future, not past, events. Opinions, expectations with respect to conditions in the oil and gas industry, customer perceptions of value, entry into new customer contracts, growth prospects, and the ultimate payout amount of any earnout / contingent consideration are examples of forward-looking statements in this press release.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,” “will,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measure

This press release contains the non-GAAP measure Adjusted EBITDA, a measure we believe is useful to investors as a supplemental measure to evaluate overall operating performance and is an integral component of financial covenant ratios in our credit agreement.  Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles, or GAAP.  We refer you to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the SEC on Wednesday, March 11th, 2020, for a more detailed discussion of the uses and limitations of Adjusted EBITDA.

We define Adjusted EBITDA as net loss plus interest expense; income tax expense (benefit); depreciation and amortization; impairment of goodwill, intangibles, property, plant and equipment; (gain) loss on sales of property, plant and equipment, net of retirements; change in fair value of earn-outs and contingent consideration; stock-based compensation; acquisition costs; executive departure costs; restructuring charges; the GX dispute; the GX dispute Phase II costs and non-recurring items.

A reconciliation of net loss to Adjusted EBITDA is found in the table below.

Media / Investor Relations Contact
Lee M. Ahlstrom, SVP & CFO	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of
Comprehensive Income Data:
Revenue	$64,096	$60,993	$60,244	$242,931	$238,854
Expenses:
Cost of revenue (excluding depreciation and amortization)	41,116	35,662	35,942	149,753	146,603
Depreciation and amortization	7,366	7,172	8,398	31,129	33,154
Change in fair value of earn-out/contingent consideration	1,215	-	1,493	2,499	3,543
Gain on sales of property, plant and equipment, net of retirements	(4,240)	-	-	(4,240)	-
GX dispute	-	-	50,612	-	50,612
Selling and marketing	2,701	2,784	2,978	12,230	12,844
General and administrative	10,325	12,377	12,095	53,630	53,193
Total expenses	58,483	57,995	111,518	245,001	299,949
Operating income (loss)	5,613	2,998	(51,274)	(2,070)	(61,095)
Other expense, net	(1,173)	(2,270)	(1,152)	(5,971)	(3,965)
Income (loss) before income taxes	4,440	728	(52,426)	(8,041)	(65,060)
Income tax (expense) benefit	(4,877)	(998)	2,735	(10,745)	2,746
Net loss	$(437)	$(270)	$(49,691)	$(18,786)	$(62,314)

Net Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(523)	$(494)	$(49,721)	$(19,156)	$(62,453)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.03)	$(0.02)	$(2.62)	$(0.97)	$(3.34)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.03)	$(0.02)	$(2.62)	$(0.97)	$(3.34)
Weighted average shares outstanding, basic	19,975	19,970	18,948	19,832	18,713
Weighted average shares outstanding, diluted	19,975	19,970	18,948	19,832	18,713

Unaudited Non-GAAP Data:
Adjusted EBITDA	$11,929	$11,010	$10,546	$41,100	$34,793

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(437)	$(270)	$(49,691)	$(18,786)	$(62,314)
Interest expense	1,667	1,784	1,196	5,958	3,969
Depreciation and amortization	7,366	7,172	8,398	31,129	33,154
(Gain) loss on sales of property, plant and equipment, net of retirements	(4,259)	8	297	(4,240)	331
Stock-based compensation	1,489	1,504	344	8,621	4,712
Restructuring costs	-	158	178	731	842
Change in fair value of earn-out/contingent consideration	1,215	-	1,493	2,499	3,543
Executive departure costs	-	-	245	-	406
Acquisition costs	11	76	209	497	2,284
GX dispute	-	-	50,612	-	50,612
GX dispute Phase II costs	-	(420)	-	3,946	-
Income tax expense (benefit)	4,877	998	(2,735)	10,745	(2,746)
Adjusted EBITDA (non-GAAP measure)	$11,929	$11,010	$10,546	$41,100	$34,793

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Segment Information

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands)
Managed Communications Services
Revenue	$39,264	$42,055	$42,869	$164,857	$171,574
Cost of revenue	24,235	24,156	26,120	100,394	105,101
Depreciation and amortization	5,042	5,037	5,746	21,403	22,759
Selling, general and administrative	2,842	3,303	3,431	13,288	16,448
Operating income	$7,145	$9,559	$7,572	$29,772	$27,266

Applications and Internet-of-Things
Revenue	$10,083	$9,265	$6,338	$35,368	$25,713
Cost of revenue	4,264	4,091	3,459	17,239	13,386
Depreciation and amortization	1,217	1,218	1,226	4,892	4,570
Selling, general and administrative	1,552	1,599	657	4,551	1,961
Operating income	$3,050	$2,357	$996	$8,686	$5,796

Systems Integration
Revenue	$14,749	$9,673	$11,037	$42,706	$41,567
Cost of revenue	12,618	7,415	6,364	32,120	28,116
Depreciation and amortization	171	155	589	1,627	2,511
Selling, general and administrative	372	464	438	2,530	1,698
Operating income	$1,588	$1,639	$3,646	$6,429	$9,242

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$12,941	$21,711
Restricted cash	42	41
Accounts receivable, net	67,059	67,450
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	13,275	7,138
Prepaid expenses and other current assets	6,500	6,767
Total current assets	99,817	103,107
Property, plant and equipment, net	60,118	63,585
Restricted cash	1,522	1,544
Goodwill	46,792	46,631
Intangibles, net	30,145	33,733
Right-of-use lease asset	6,829	-
Deferred tax and other assets	5,757	10,325
TOTAL ASSETS	$250,980	$258,925
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,517	$20,568
Accrued expenses	16,660	16,374
Current maturities of long-term debt	10,793	4,942
Income taxes payable	2,649	2,431
GX dispute accrual	750	50,765
Deferred revenue and other current liabilities	11,173	5,863
Total current liabilities	70,542	100,943
Long-term debt	96,934	72,085
Deferred revenue	855	318
Deferred tax liability	2,672	652
Right-of-use lease liability - long-term portion	6,329	-
Other liabilities	26,771	28,943
Total liabilities	204,103	202,941

Equity:
Stockholders' equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding at December 31, 2019 and 2018	-	-
Common stock - $0.001 par value; 190,000,000 shares authorized; 19,979,284 and 19,464,847 shares issued and outstanding at December 31, 2019 and 2018, respectively	20	19
Treasury stock - 203,756 and 91,567 shares at December 31, 2019 and 2018, respectively, at cost	(2,693)	(1,270)
Additional paid-in capital	184,571	172,946
Accumulated deficit	(115,673)	(96,517)
Accumulated other comprehensive loss	(19,502)	(19,254)
Total stockholders' equity	46,723	55,924
Non-redeemable, non-controlling interest	154	60
Total equity	46,877	55,984
TOTAL LIABILITIES AND EQUITY	$250,980	$258,925

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Cash flows from operating activities:
Net loss	$(18,786)	$(62,314)	$(16,197)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	31,129	33,154	30,845
Stock-based compensation	8,621	4,712	3,703
Amortization of deferred financing costs	352	184	217
Deferred taxes	4,643	(5,263)	3,917
Change in fair value of earn-out/contingent consideration	2,499	3,543	(320)
Accretion of discount of contingent consideration payable for acquisitions	341	450	624
(Gain) loss on sales of property, plant and equipment, net of retirements	(4,240)	331	55
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	160	(15,254)	203
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,904)	(4,103)	122
Prepaid expenses and other assets	2,155	(1,026)	4,659
Right-of-use lease asset	(1,724)	-	-
Accounts payable	7,481	7,527	2,733
Accrued expenses	594	279	3,601
GX dispute	(50,000)	50,612	-
Deferred revenue and other current liabilities	1,249	1,565	4,933
Right-of-use lease liability	1,282	-	-
Other liabilities	(136)	(5,149)	(9,867)
Payout of TECNOR contingent consideration - inception to date change in fair value portion	-	(1,575)	-
Net cash provided by (used in) operating activities	(20,284)	7,673	29,228
Cash flows from investing activities:
Acquisitions (net of cash acquired)	-	(5,208)	(32,205)
Capital expenditures	(22,374)	(30,072)	(18,284)
Proceeds from sales of property, plant and equipment	5,831	1,082	499
Net cash used in investing activities	(16,543)	(34,198)	(49,990)
Cash flows from financing activities:
Proceeds from issuance of common stock upon the exercise of stock options	5	970	916
Stock withheld to cover employee taxes on stock-based compensation	(1,423)	(1,154)	(116)
Subsidiary distributions to non-controlling interest	(276)	(157)	(76)
Payout of TECNOR contingent consideration - fair value on acquisition date portion	-	(6,425)	-
Proceeds from borrowings	49,498	23,750	15,000
Repayments of long-term debt	(19,220)	(5,129)	(18,171)
Payments of financing fees	(486)	-	(400)
Net cash provided by (used in) financing activities	28,098	11,855	(2,847)
Net change in cash and cash equivalents	(8,729)	(14,670)	(23,609)
Cash and cash equivalents:
Balance, January 1,	23,296	36,141	58,805
Changes in foreign currency translation	(62)	1,825	945
Balance, December 31,	$14,505	$23,296	$36,141

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Selected Operational Data

MCS Site Count

(Unaudited)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2019	2019	2019	2019	2018
Selected Operational Data:
Offshore drilling rigs (1)	185	184	182	185	184
Offshore Production	385	384	375	368	347
Maritime	171	184	183	180	181
Other sites (2)	599	634	644	627	611
Total	1,340	1,386	1,384	1,360	1,323
Project Backlog (in thousands)	$26,178	$35,855	$37,116	$43,058	$45,536

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. and International land sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net